Exhibit 99.2

Contact:	Bob Marsocci
(310) 726-4656

DIRECTV Announces Partial Redemption of

8-3/8% Senior Notes

EL SEGUNDO, Calif., April 13, 2005 — The DIRECTV Group, Inc. (NYSE: DTV) announced today that two of its subsidiaries, DIRECTV Holdings LLC and DIRECTV Financing Co., Inc. (the “Issuers”), have elected to redeem $490 million aggregate principal amount of their outstanding 8-3/8% Senior Notes due 2013, representing 35% of the $1.4 billion aggregate principal amount outstanding.

The redemption date will be May 19, 2005, and, in accordance with the terms of the indenture governing the notes, the redemption price will be 108.375% of the principal amount, plus accrued and unpaid interest, for a total of approximately $538 million.  The Issuers are exercising their option to redeem a portion of the notes with the proceeds of an equity investment that DIRECTV Group has made in DIRECTV Holdings.

The trustee for the notes is The Bank of New York, telephone 213-630-6176.

This announcement is neither a request nor an offer for tender of securities of The DIRECTV Group, Inc. nor DIRECTV Holdings LLC.

The DIRECTV Group, Inc. (NYSE: DTV) is a world-leading provider of digital multichannel television entertainment, broadband satellite networks and services. The DIRECTV Group, Inc. is 34 percent owned by News Corporation. For more information please visit www.directv.com.

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